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                                                                EXHIBIT 99(d)(1)



                       AETNA REAL ESTATE ASSOCIATES, L.P.
                      3 World Financial Center - 29th Floor
                               New York, NY 10285

                                 August 20, 1998



PERSONAL AND CONFIDENTIAL

Oak Investors LLC
Cedar Partners, L.P.
1650 Hotel Circle North, Suite 200
San Diego, California 92108

Attn: Don Augustine

Dear Mr. Augustine:

The purpose of this letter is to set forth our understanding with regard to any proposed acquisition of outstanding units of limited partnership interests ("Units") of Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), from the holders of Units (each a "Unitholder" and collectively, the "Unitholders") by Oak Investors LLC, Cedar Partners, L.P., Arlen Capital, LLC, Don Augustine or any person who is an Affiliate (as defined under Rule 405 of the Securities Act of 1993, as amended) (collectively, "you").

In response to your request and in consideration of the agreements set forth in this letter agreement, the Partnership agrees to provide you a current list of the names and addresses of and the number of units owned by each of the Unitholders in a computer readable form reasonably requested by you. The Partnership shall provide the list within two business days from the date of this letter. Upon your receipt of the list of partners, you shall take all required action to dismiss with prejudice the action captioned OAK INVESTORS LLC AND CEDAR PARTNERS L.P. v. AETNA REAL ESTATE ASSOCIATES L.P. AND AREA GP CORPORATION filed in the Court of Chancery of the State of Delaware in and for New Castle County. You agree that you may only use the list to acquire Units or contact Unitholders for a purpose reasonably related to your interest as a Unitholder and you may not sell or otherwise release the list to others or use the list for any other purpose.

You shall not, without the prior written consent of the Partnership, disclose to any third party, other than a party acting as your agent on your behalf pursuant to the terms of this Agreement, the list of Unitholders' names, addresses and numbers of Units held that was provided to you by the Partnership.

You represent and warrant that on the date hereof you beneficially own at least 17,805 Units. You also agree that you will notify the Partnership at least two business days before initiating any communication with all or substantially all of the Unitholders and provide a draft copy of such communication (if written) with


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Oak Investors LLC
Cedar Partners, L.P.
August 20, 1998
Page 2


such notice. Further, you will provide a final copy to thePartnership of any such communication on the same date that such communication is first sent or given to Unitholders. The Partnership will not respond, comment or otherwise communicate with the Unitholders concerning Oak Investors LLC's communications for a period of two business days from the date the Partnership receives such communication from Oak.

You hereby represent, warrant and covenant to the Partnership that any tender offer to purchase Units commenced by you will be conducted in compliance with all applicable laws and regulations.

You understand that the general partners of the Partnership may consider from time to time selling all or substantially all of the assets of the Partnership or entering into any other transaction determined by the general partners to be in the best interests of the Unitholders and the Partnership. The result of any such transaction might be the dissolution and liquidation of the Partnership in accordance with the partnership agreement. Accordingly, in order to avoid disrupting any transaction determined by the general partners to be in the best interests of the Unitholders and the Partnership, including settlement of any litigation, and any required vote of Unitholders, you agree that, prior to the two-year anniversary of the date of this letter agreement, all Units obtained by you pursuant to any means will be voted by you on all issues in the same manner and in the same proportion as all other Unitholders who vote on any such proposal.

We each hereby acknowledge that we are aware, and that we will advise our respective Affiliates of our respective responsibilities under the securities laws. We each agree that the other of us or our respective Affiliates, as the case may be, shall be entitled to equitable relief, including injunctive relief and specific performance, and in the event of any breach of the provisions of this letter agreement, in addition to all other remedies available at law or in equity.

In case any provision in or obligation under this letter agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provisions or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This letter agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law thereof. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.


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Oak Investors LLC
Cedar Partners, L.P.
August 20, 1998
Page 3


If you agree with the foregoing, please sign and return two copies of this letter agreement, which will constitute our agreement with respect to the subject matter of this agreement.

Very truly yours,

                                          AETNA REAL ESTATE ASSOCIATES, L.P.

                                          By:      AREA GP Corporation
                                          Its:     General Partner

                                          By:    /s/ Mark Marcucci
                                              ---------------------------------
                                          Name:  Mark Marcucci
                                          Title: President

                                          By:      AREA GP Corporation
                                          Its:     General Partner

                                          By:    /s/ Daniel R. Leary    8/25/98
                                             ----------------------------------
                                          Name:  Daniel R. Leary
                                          Title: President


Confirmed and agreed to as of the date first above written:

OAK INVESTORS LLC

By:  /s/ Don Augustine
   -----------------------------
Name:  Don Augustine
Title: Manager

CEDAR PARTNERS, L.P.

By:      Arlen Capital, LLC
Its:     General Partner

By:  /s/ Don Augustine
   -----------------------------
Name:  Don Augustine
Title: Manager


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